SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐         Definitive Proxy Statement

☒         Definitive Additional Materials

☐         Soliciting Material Under Rule 14a-12

AMERON INTERNATIONAL CORPORATION (Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P., BARINGTON COMPANIES ADVISORS, LLC,
BARINGTON CAPITAL GROUP, L.P., LNA CAPITAL CORP. AND JAMES A. MITAROTONDA

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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The Barington Group is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of its director nominee at the 2011 annual meeting of stockholders (the “Annual Meeting”) of Ameron International Corporation (“Ameron”).  The Barington Group has made a definitive filing with the SEC of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of its director nominee at the Annual Meeting.

Item 1.  On March 21, 2011, the Barington Group issued the following press release:

FOR IMMEDIATE RELEASE	CONTACT:	Edward Rose
March 21, 2011		Barington Capital Group, L.P
(212) 974-5708

GLASS LEWIS SUPPORTS THE BARINGTON GROUP

IN AMERON INTERNATIONAL CORPORATION PROXY CONTEST

Both Leading Proxy Advisory Firms Recommend Shareholders Vote

the Barington Group’s WHITE Proxy Card for the Election of James A. Mitarotonda

New York, NY, March 21, 2011 – Barington Capital Group, L.P. announced today that Glass Lewis & Co. recommends that shareholders of Ameron International Corporation (NYSE: AMN) vote the Barington Group’s WHITE proxy card for the election of James A. Mitarotonda  to the Board of Directors at the Company’s 2011 Annual Meeting.  As Institutional Shareholder Services Inc. (ISS) has similarly recommended that shareholders vote for Mr. Mitarotonda at the Annual Meeting, the Barington Group has received the support of the two leading proxy advisory firms in connection with its efforts to elect a shareholder representative to the Ameron board.  The Annual Meeting is scheduled to be held at 10:00 a.m. (local time) on Wednesday, March 30, 2011 in Pasadena, California.

Glass Lewis notes in its report that, “as a rule, we are reticent to recommend the removal of incumbent directors, or in favor of Dissident nominees.”  However, in the case of Ameron, Glass Lewis believes that the election of Mr. Mitarotonda – who they describe as a “strong shareholder advocate” – is “likely to have a positive impact at Ameron given the Company’s historical performance and governance track record.”

Glass Lewis states, in their detailed analysis of the issues surrounding the proxy contest, that they side with the Barington Group in identifying a number of concerns at Ameron including (i) under-performance and under-valuation compared to its peers, as well as declining profitability in all but one of the Company’s business segments; (ii) excessive executive compensation and poor governance and reporting practices; and (iii) slow, mostly reactive responses to shareholder issues and interests.

Under-Performance and Under-Valuation

In the case of Ameron’s stock price performance, Glass Lewis states that “we believe it is clear that Ameron has underperformed its peers, especially in more recent periods.”  Glass Lewis notes that Ameron’s outperformance of its peers “occurred mostly in the early 2000s and ended in 2007.  Since then, peers have gained 43% compared to Ameron’s 5% return and the outperformance of peers has accelerated since 2009.”

Glass Lewis also notes that their analysis of trading multiples implies that Ameron is significantly undervalued compared to its peers.  Glass Lewis concludes that “Ameron’s historical stock-price performance and trading multiples compared to peers suggest that Ameron has lagged peers for multiple years and is undervalued relative to its potential.  In our view, these findings bolster the [Barington Group’s] arguments and lend support to the suggestion that a change in Ameron’s leadership may be warranted.”

Excessive Executive Compensation and Poor Corporate Governance

Glass Lewis states in its report that “we believe the Company has consistently failed to link executive pay to corporate performance,” noting that Ameron received a “D” grade in their proprietary pay-for-performance model for 2008, 2009 and 2010.  Glass Lewis also notes that “our governance concerns don’t stop at executive compensation,” as “we believe that shareholder interests are also hurt by practices that promote board entrenchment,” including those that have been identified by the Barington Group, such as a staggered board, the absence of majority voting, restrictions on the ability of shareholders to call a special meeting, the ability of the board to amend the Company’s bylaws or increase the size of the board without shareholder approval and an 80% supermajority requirement for shareholders to amend Ameron’s bylaws.

According to the report, “Perhaps one source of Ameron’s governance shortcomings is the concentration of power at the top of the organization.”  Glass Lewis notes that “Mr. Marlen appears to yield significant influence over Ameron,” having “served as CEO of Ameron since 1993 and as chairman since 1995.  We generally don’t believe shareholder interests are best served when these roles are combined in one individual, especially considering our concerns regarding CEO compensation.”

Slow and Reactive Responses to Shareholder Issues and Interests

With respect to the board’s decision to separate the Chairman and CEO roles and appoint an independent Chairman in March 2012 (which decision provides no benefit to shareholders in the near term), Glass Lewis states that “we don’t think that’s fast enough, given the amount of shareholder support for the change and the Company’s governance record.”  Glass Lewis also agrees with the Barington Group that the board’s plan to permit Mr. Marlen to serve as Chairman once a new CEO is appointed is a poor one, as doing so could undermine the new CEO’s ability to lead the Company and create confusion as to who is ultimately in charge.  According to Glass Lewis, “In our opinion, the [Barington Group] raises a valid concern that Mr. Marlen could undermine the new CEO in this scenario.  Ultimately, we find the board’s slow response and proposed solution to this issue to be unacceptable.”

While Glass Lewis recognizes that the Ameron board has recently made some improvements to its corporate governance policies, they believe what the board has done may be “too little, too late” and that Mr. Mitarotonda appears to be the impetus for a number of these changes.  Glass Lewis also finds “the board’s promise to add two new independent directors to the board if shareholders support its candidates at the 2011 meeting to be somewhat disingenuous.”

According to Glass Lewis, “We don’t think shareholders should buy-in to the board’s last-ditch efforts to convince them that Ameron has overhauled its corporate governance policies.  In our view, Ameron’s response has been almost entirely reactive.  Therefore, we don’t think shareholders should risk the chance that Ameron may lose its newfound momentum to implement positive changes for shareholders.  Instead, we believe shareholders should help to keep the positive pressure on the board by supporting Mr. Mitarotonda.”

Barington Group Plan and Nominee

Glass Lewis states in its report that “we believe many of Mr. Mitarotonda’s ideas and recommendations would benefit shareholders.” “The appointment of Mr. Mitarotonda would provide shareholders with what appears to be needed investor representation on the Ameron board.”

The Glass Lewis report also states that, despite the Ameron board’s assertions to the contrary, “we note that the record shows that Barington is an experienced, successful, long-term investor” and that Mr. Mitarotonda has gained “relevant experience at industrial companies Lancaster Colony and Griffon and at Gerber Scientific.  Glass Lewis also notes that “Mr. Mitarotonda seems to have more relevant experience than Mr. Davenport, the other incumbent director up for re-election other than Mr. Marlen.”  The Glass Lewis report concludes that, “From our standpoint, we believe that Mr. Mitarotonda would make a positive impact on Ameron’s board, drawing on his prior business and board experience and well as his emphasis on shareholder interests.”

Commenting on the report, a Barington Group spokesperson stated “We are pleased that both Glass Lewis and ISS agree with us that shareholders would benefit from having James A. Mitarotonda represent their interests in the Ameron boardroom.  We have also been encouraged by the kind sentiments we have received from other shareholders who, like us, believe in the vast value potential of Ameron and want to see the Company grow and prosper.  Mr. Mitarotonda is an experienced director who has extensive experience helping undervalued companies improve shareholder value.  If elected to the Ameron board, he is committed to working constructively with his fellow directors to help improve the Company’s operations, profitability and corporate governance.”

As the annual meeting is only one and a half weeks away, the shareholders of Ameron are strongly encouraged to vote the Barington Group’s WHITE proxy card today, even if they have previously returned a gold proxy card to the Company.  If shareholders need assistance voting their shares, please call MacKenzie Partners, Inc. at (800) 322-2885.  A copy of the Barington Group’s proxy statement and its other solicitation materials can be found at the Barington Group’s web site located at www.ourmaterials.com/ameron.

About Barington Capital Group, L.P.:

Barington Capital Group, L.P. is an investment firm that, through its affiliates, has been investing in undervalued, small and mid-capitalization companies since January 2000.  Barington and its principals are experienced value-added investors who have taken active roles assisting companies in creating or improving shareholder value.  Barington has significant experience investing in the industrial sector with prior investments in Griffon Corporation, Lancaster Colony Corporation, A. Schulman, Inc. and Stewart & Stevenson Services, Inc.

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The Barington Group has filed a definitive proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on February 25, 2011 to be used to solicit votes for the election of its nominee at the 2011 Annual Meeting of Stockholders of Ameron International Corporation, a Delaware corporation.

THE BARINGTON GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AMERON TO READ THE DEFINITIVE PROXY STATEMENT WHICH CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS.  SUCH PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  STOCKHOLDERS MAY ALSO OBTAIN A COPY OF THE BARINGTON GROUP’S PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS AT HTTP://WWW.OURMATERIALS.COM/AMERON OR BY CONTACTING THE BARINGTON GROUP’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR AT PROXY@MACKENZIEPARTNERS.COM.

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